Exhibit 99.1

Distribution and Retailing

[LOGO OF SUPERVALU]

PO Box 990

Minneapolis, MN 55440

952 828 4000

News Release

FOR IMMEDIATE RELEASE

INVESTORS:	Yolanda Scharton
952 828 4540
yolanda.scharton@supervalu.com

MEDIA:	Lynne High
952 996 7144
lynne.high@supervalu.com

SUPERVALU REPORTS FIRST QUARTER RESULTS FOR FISCAL 2004

REAFFIRMS EARNINGS PER SHARE ESTIMATE FOR FISCAL 2004 OF $2.00—$2.15

MINNEAPOLIS, MN—July 10, 2003—SUPERVALU INC. (NYSE: SVU) today reported results for the first quarter of fiscal 2004, which ended June 14, 2003. The company reported net sales of $5.8 billion compared to $5.7 billion last year, net earnings of $73.7 million compared to $77.2 million last year, and diluted earnings per share of $0.55 compared to $0.57 last year.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “We are pleased with our results during the first quarter, which included certain litigation settlement costs. We are encouraged by the good momentum across our operations so far this year and are reaffirming our guidance for fiscal 2004. We are particularly pleased with our comparable store sales performance in retail and the sales improvement in distribution. We are optimistic about our ability to strengthen our position both in grocery retailing and the food logistics industry.”

Segment Results

Retail Food Segment—First quarter retail net sales were $3.0 billion, an increase of 5.1 percent compared to last year’s first quarter, primarily reflecting new store openings and the full quarter inclusion of Deals, which was acquired during last year’s first quarter. Total retail square footage, including licensed stores, increased by approximately 4.7 percent from last year’s first quarter. Comparable store sales growth for the quarter was 0.4 percent. Excluding the impact of the company’s planned in-market expansion, SUPERVALU’s comparable store sales for the quarter were 1.1 percent. Comparable store sales strength during the quarter was broad-based across the SUPERVALU retail network, including continued positive comparable store sales at Save-A-Lot.

New store activity since last year’s first quarter, including licensed stores, resulted in 106 net new stores, opened and acquired, including a net 103 Save-A-Lot / Deals stores and a net three regional banner stores. As of June 14, 2003, Save-A-Lot operated 58 combination stores, which include a mix of grocery products and general merchandise.

Reported retail operating earnings for the first quarter were $123.6 million compared to $129.1 million in last year’s first quarter. Reported operating earnings as a percent of sales were 4.2 percent compared to 4.6 percent in last year’s first quarter. The decrease year over year as a percent of sales reflects a lack of expense leverage from increases in employee benefit related costs, which continue to increase at a rate faster than sales growth, and the higher mix of new stores, primarily Deals stores, both new and acquired.

Food Distribution Segment—First quarter distribution net sales were $2.9 billion, an increase of 1.3 percent compared to last year’s first quarter. Sales growth was primarily due to new business with existing customers, which more than offset customer attrition.

New primary business will come on stream over the next several quarters, resulting in $600 million of annualized new volume. The company expects additional increases in primary business throughout the remainder of the year. Some of the new business wins include:

•	Miner’s Inc. – a 20-store grocery chain primarily in the Duluth, Minnesota market

•	L & L – an 11-store grocery retailer primarily in the Lansing, Michigan market

•	SuperTarget – 31 additional stores in Texas, Louisiana and Oklahoma

Reported distribution operating earnings for the first quarter were $58.2 million compared to $57.2 million in last year’s first quarter. Reported operating earnings as a percent of sales were 2.0 percent, flat with last year’s first quarter yet up 50 basis points from 1.5 percent in last year’s fourth quarter. Operating results reflect the impact from higher sales volume and benefits of efficiency initiatives implemented during the course of the prior year, which more than offset the changing customer mix and increases in employee benefit related costs.

Outlook

SUPERVALU confirmed its earnings per share range for the fiscal year ending February 28, 2004, is $2.00 to $2.15, including the impact of a 53rd week.

“Our first quarter results demonstrate SUPERVALU’s ability to succeed in a slowly recovering economic environment,” Noddle added. “Our strategies remain intact as we work to expand our extreme value combo format, energize existing retail markets through new stores and remodel activity, as well as continue to build new business in distribution that will allow us to better leverage our existing infrastructure.”

The outlook assumes no meaningful inflation during the year in our market basket of goods. Same store sales, reflecting a slowly recovering economy and planned in-market store expansion, are projected to be flat for the year. Increases in employee benefit related costs and new stores will continue to impact expense leverage in retail throughout the remainder of the fiscal year. Distribution results, while currently benefiting from a unique competitive environment, will continue to be impacted by ongoing annual attrition in the range of two to four percent and increases in employee benefit related costs. SUPERVALU’s store opening plans are on track, with Save-A-Lot opening approximately 75 to 100 combination stores and our regional banners opening eight to 12 stores this year. The company will also complete store remodels, including the conversion of the remaining Metro stores to the Shopper’s Food Warehouse banner. Fiscal 2004 total capital spending is projected to be $425 to $450 million, including approximately $60 million in capitalized leases.

Other Items

General corporate expense for the first quarter was $18.8 million, including approximately $5 million, net, in litigation settlements. Net interest expense during the first quarter was $44.4 million reflecting lower borrowing levels and lower average interest rates in the quarter. The effective tax rate for first quarter was 37.25 percent.

Capital spending during the quarter was $72.3 million, including $9.6 million in capitalized leases, primarily funding retail store expansion, store remodeling, Save-A-Lot distribution facilities and technology enhancements.

Total debt to capital was 50.2 percent at the end of first quarter compared to 51.8 percent at fiscal 2003 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

In the event SUPERVALU’s stock price reaches the convertible notes’ conversion trigger price of $35.40 in the current quarter, the company would be required to include an additional 7.8 million shares in its diluted shares outstanding calculation for the subsequent quarter. Diluted weighted average shares outstanding in the quarter were 134.1 million shares. As of June 14, 2003, SUPERVALU had 133.8 million shares outstanding.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 1-630-652-3000 with pass code 7329709 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through August 10, 2003.

SUPERVALU’s retail store network consists of 1,436 stores in 40 states, including 1,170 Save-A-Lot extreme value stores – 794 licensed stores and 376 corporate owned stores, including 58 combination stores and 97 Deals stores; 266 regional banner stores including Cub Foods, Shop ‘n Save, Shoppers Food Warehouse, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. SUPERVALU serves as primary supplier to approximately 2,500 stores, 29 Cub Foods franchised stores, and SUPERVALU’s own regional banner store network of 266 stores, while serving as secondary supplier to approximately 1,400 stores.

SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues approaching $20 billion, SUPERVALU holds leading market share positions with its 1,436 retail grocery locations, including licensed Save-A-Lot locations. Through its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. In addition, through SUPERVALU’s geographically diverse distribution centers, the company provides distribution and related logistics support services across the nation’s grocery channel. SUPERVALU currently has approximately 57,400 employees.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisition and assimilate the acquired entities, the execution of restructuring activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affects consumer behavior, other risk factors inherent in the food distribution and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.